Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR MARCH
     Dallas, Texas, March 3, 2010 — Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.18204 per unit, payable on March 29, 2010, to unit holders of record on March 15, 2010. Sabine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabineroyalty.com/.
     This distribution reflects primarily the oil production for December 2009 and the gas production for November 2009, both including postings from the previous month’s production. Preliminary production volumes are approximately 19,661 barrels of oil and 352,073 Mcf of gas. Preliminary average prices are approximately $72.31 per barrel of oil and $4.56 per Mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas	Oil	Gas
	(bbls)	(Mcf)	(per bbl)	(per Mcf)
Current Month	19,661	352,073	$72.31	$4.56
Prior Month	38,237	486,557	$72.35	$4.05
     Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.
     Due to the timing of the end of the month of February, approximately $79,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, approximately $2,944,000 in revenue has been received.
     The 2009 tax information packets are being mailed directly to unitholders throughout the first week of March. A copy of the 2009 Tax Information booklet is now available on the Trust website. A simple cost depletion calculator is also now available on the Trust website for the convenience of unitholders.
* * *

Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free Number: 1.800.365.6541